Exhibit 21.1

Subsidiary Listing of iPic Entertainment Inc.

1.       iPic Gold Class Holdings LLC

2.       iPic-Gold Class Entertainment, LLC

3.       Ipic Media, LLC

4.       Delray Beach Holdings, LLC

5.       Ipic Texas, LLC

6.       Bay Colony Realty, LLC